CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm included on the cover page and under the caption of "Independent Registered Public Accounting Firm" in the Statement of Additional Information. We also consent to the reference to our firm under the caption "Financial Highlights" in the Prospectuses and to the use of our reports dated May 25, 2017 (for the USAA California Bond Fund, the USAA Global Equity Income Fund, the USAA New York Bond Fund, the USAA Target Managed Allocation Fund, the USAA Tax Exempt Intermediate Term Fund, the USAA Tax Exempt Long Term Fund, the USAA Tax Exempt Money Market Fund, the USAA Tax Exempt Short Term Fund, and the USAA Virginia Bond Fund) on the financial statements and financial highlights as of and for the periods ended March 31, 2017 in the Post-Effective Amendment Number 143 to the Registration Statement (Form N-1A No. 33-65572).

San Antonio, Texas

July 26, 2017